ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of August 19, 2019, by and between Picksy Reno, LLC, a Nevada limited liability company (“Purchaser”), and MEDIFARM I LLC, a Nevada limited liability company (“Seller”).

RECITALS

A. Seller is engaged in the business of selling Medical and Recreational Marijuana and all associated derivatives and products, under multiple State of Nevada Department of Taxation (“NV DOT”) licenses, through a retail dispensary operating at the Premises, being referred to herein as the “Business”;

B. Purchaser is interested in purchasing, and Seller is interested in selling, certain assets related to the Business, as more fully described herein. Obtaining approval from state and local governmental authorities for the sale and transfer of Seller’s existing State licenses to Purchaser, as well as all associated State or County business licenses and permits, is a contingent factor and a condition precedent to Closing;

C. The parties hereto desire that Seller sell, assign, transfer and convey to Purchaser, and that Purchaser purchase from Seller, the Assets (as defined below) in exchange for the consideration set forth herein, all according to the terms and subject to the conditions set forth in this Agreement (the “Transaction”).

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets and Assumption of Assumed Liabilities.

(a) Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing Date (as defined below), Seller agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) In connection with the Transaction, on the Closing Date, Seller shall take any and all actions that may be required, or reasonably requested by Purchaser, to transfer good, valid and marketable title to all of the Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), to Purchaser, and Seller shall deliver possession of all of the Assets to Purchaser on the Closing Date. Seller shall further deliver to Purchaser proper assignments, bills of sale, conveyances and other instruments of sale and/or transfer in forms reasonably satisfactory to Purchaser to convey to Purchaser good title to all Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), as well as such other instruments of sale and/or transfer as Purchaser may reasonably request (whether on or after the Closing Date) to evidence and effect the Transaction contemplated herein.

1.2 Assets.

(a) As used in this Agreement, the term “Assets” means, collectively, all of Seller’s right, title and interest in and to all the assets, properties and rights that are owned, including licenses and leases, used or held for use exclusively in the conduct of the Business together with the goodwill of the Business associated therewith (including the Assumed Contracts (if any), the Business Records, the Tangible Personal Property and any other asset identified herein), customer databases and lists, financial records, all product inventory, appropriate equipment and real property leases, all procedural and operational manuals, all equipment, computers and electronics owned by Seller, in each case only those specifically related to or located at the Premises, excluding the Excluded Assets (as defined below).

(b) Purchaser and Seller have mutually drafted and agreed to the asset list attached hereto as Schedule 1.2(b) which defines all Assets included in the Transaction.

1.3 Excluded Assets. Notwithstanding anything herein to the contrary, it is hereby expressly acknowledged and agreed that the Assets shall not include, and Seller is not selling, conveying, assigning, transferring or delivering to Purchaser, and Purchaser is not purchasing, acquiring or accepting from Seller, any of the rights, properties or assets set forth or described in paragraphs (a) through (f) below (the rights, properties and assets expressly excluded by this Section 1.3 from the Assets being referred to herein as the “Excluded Assets”):

(a) all rights, claims or causes of action of Seller arising under this Agreement;

(b) all Seller bank accounts;

(c) all Accounts Receivable of the Business as of the date of Closing;

(d) all Seller credit cards, lines of credit, or similar agreements for the extension of credit to Seller in the operation of the Business;

(e) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation or other form of business entity;

(f) all Employee Benefit Plans and any assets associated with such Employee Benefit Plans; and

(g) any contracts of Seller which are not Assumed Contracts and any other assets identified on Schedule 1.3(g) herein.

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1.4 Assumption of Liabilities.

(a) Subject to and upon the terms and conditions of this Agreement, effective as of the Closing Date, Purchaser agrees to assume from Seller and to pay, perform and discharge according to their terms ONLY the following specified Liabilities (collectively, the “Assumed Liabilities”), but no others: (i) all Liabilities, if any, of Seller specifically set forth in Schedule 1.4(a) herein, (ii) all Liabilities incurred by the Business with respect to the Assets, including the Assumed Contracts, from and after the Closing Date, and (iii) any Transfer Taxes, Fees and Property Taxes, in each case, to the extent specifically allocated to Purchaser pursuant to Section 5.2. Purchaser shall not assume any Liabilities of Seller, and Seller shall remain liable for and shall discharge any and all Liabilities incurred with respect to the Assets, including the Assumed Contracts, prior to the Closing.

(b) Nothing herein shall be deemed to deprive Purchaser or any Affiliate of Purchaser, as applicable, of any defenses, set-offs or counterclaims that Seller has or may have had or that Purchaser, or any Affiliate of Purchaser, as applicable, shall have (to the extent relating to the Assumed Liabilities) to any of the Assumed Liabilities (the “Defenses and Claims”). Effective as of the Closing, Seller agrees to assign, transfer and convey to Purchaser all Defenses and Claims and agrees to cooperate with Purchaser to maintain, secure, perfect and enforce such Defenses and Claims.

1.5 Liabilities Not Assumed. Purchaser shall not assume any Liabilities of Seller other than the Assumed Liabilities, nor shall it assume any of the following obligations or Liabilities (all obligations or Liabilities not assumed by Purchaser herein are collectively referred to herein as “Excluded Liabilities”), which in each case shall remain obligations and Liabilities of Seller:

(a) Any Liability arising out of or as a result of any legal or equitable Action or judicial or administrative proceeding initiated at any time to the extent arising out of facts occurring prior to the Closing;

(b) Any Liability of Seller or otherwise imposed on the Assets or with respect to the Business, in respect of any Tax, including (i) any Liability of Seller for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, (ii) any Transfer Taxes or Property Taxes except, in each case, to the extent specifically allocated to Purchaser pursuant to Section 5.2, and (iii) any liability of Seller for Taxes arising in connection with the consummation of the Transaction or because Seller is transferring the Assets, excluding any Transfer Taxes allocated to Purchaser pursuant to Section 5.2;

(c) Any Liabilities required to have been performed or paid prior to the Closing, or related to or arising from any breach or default by Seller, whether on or before the Closing, of any Assumed Contracts, or related to or arising from any tort, infringement or violation of Laws by Seller, to the extent occurring or arising from facts occurring on or prior to the Closing;

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(d) Any Liability of Seller incurred in connection with or under this Agreement (including with respect to any of Seller’s representations, warranties, agreements, or covenants hereunder) relating to the execution or performance of this Agreement and the transactions contemplated herein;

(e) Except as set forth in Sections 8.14 and 8.15, any fees or expenses incurred by Seller or its shareholders with respect to Seller’s or such Persons’ engagement of counsel, or any investment banker, appraiser or accounting firm engaged to perform services in connection with the Transaction;

(f) Any obligations of Seller for borrowed money;

(g) Any Liability of Seller not related to the Assets;

(h) Any Liability relating to the Excluded Assets;

(i) Any Liability or obligation of Seller or any of its Affiliates relating to any current or former employee or other service provider of Seller or any of its Affiliates, or any dependent or beneficiary thereof, including without limitation (i) any Liability arising under any Employee Benefit Plan, including any Multiemployer Plan or other Pension Plan, (ii) any Liability that constitutes a Withdrawal Liability or COBRA Liability, (iii) any Liability arising in connection with the actual or prospective employment or engagement, the retention and/or discharge by Seller or any of its Affiliates of any current or former employee or other service provider , (iv) any Liability for wages, remuneration, compensation (including any bonuses due any employee arising as a result of the transactions contemplated hereby), benefits, severance, vacation or other paid-time-off or other accrued obligations (A) associated with any employee or other service provider of Seller or any of its Affiliates (including any Business Employee) who does not become a Transitioned Employee (or any dependent or beneficiary thereof), and (B) with respect to any Transitioned Employee, arising on or prior to the Closing Date, and (v) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation Law or under any federal or state employment discrimination Law;

(j) Any Liability of Seller related to the Assets under any Environmental Law which first arose prior to or is related to actions occurring on or prior to the Closing Date;

(k) Any Liability of Seller listed as an Account Payable or debt amount owed. At the Closing Date, in conjunction with this Transaction, Seller shall warrant to purchaser that all Accounts Payable and debt amounts, as of that date, are current and with a zero balance, unless excluded and agreed to in writing by Purchaser; and

(l) Any other Liabilities not identified as Assumed Liabilities in Section 1.4(a) or Schedule 1.4(a) herein.

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1.6 Purchase Consideration.

(a) The aggregate consideration for the purchase of the Assets shall be Thirteen Million Five Hundred Thousand Dollars ($13,500,000) plus or minus the Inventory Adjustment as set forth in Section 1.6(b) below (the “Purchase Price”) and the assumption of the Assumed Liabilities (the “Liability Assumption”) (together with the Purchase Price, the “Transaction Consideration”).

(b) Product inventory at Closing must be equivalent in quality, diversity and value to the average quality, diversity and value of inventory during the sixty (60) days prior to the date of this Agreement (“Average Inventory”). Such Average Inventory is considered part of the Assets being acquired by Purchaser. The Seller and the Purchaser shall agree in writing as to the value of the Inventory located at the Premises (the “Inventory Amount”) immediately prior to Closing. Should the Inventory Amount at the time of Closing exceed the Average Inventory, the Purchase Price shall be adjusted upward accordingly and shall be payable at Closing. Should the Inventory Amount at the time of Closing be less than the Average Inventory, the Purchase Price shall be adjusted downward accordingly and shall be payable at Closing. Any adjustment either upwards or downwards based upon the actual amount of inventory transferred to Purchaser at Closing pursuant to this Section shall be deemed the “Inventory Adjustment.”

1.7 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Asset, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a material breach or violation thereof or affect adversely the rights of Purchaser or Seller thereunder; and any assignment or transfer to Purchaser by Seller of any interest under any such Asset, instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. Nothing in this Section 1.7 shall be deemed to constitute an agreement to exclude from the Assets any assets described under Section 1.2.

1.8 Allocation. Following the Closing, Seller and Purchaser shall use commercially reasonable efforts to prepare a joint schedule allocating the aggregate consideration (including the Assumed Liabilities) payable for the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Allocation Schedule”). If Seller and Purchaser are able to agree upon the Allocation Schedule within thirty (30) days following the Closing Date, Seller and Purchaser shall each file IRS Form 8594, and all federal, state, local and foreign tax returns, in accordance with the Allocation Schedule. If Purchaser and Seller are unable to agree upon the Allocation Schedule within 30 days after the Closing Date, any dispute or disagreement between Purchaser and Seller regarding any matter set forth in the Allocation Schedule shall be resolved promptly by the Independent Auditor, the costs of which shall be borne equally by Purchaser, on the one hand, and Seller, on the other hand. Purchaser and Seller shall prepare and file all Tax Returns and other statements in a manner consistent with the Allocation Schedule and shall not make any inconsistent statement or adjustment on any Tax Returns or otherwise during the course of an audit, investigation or other dispute with a Taxing authority, provided, however, that nothing contained herein shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Allocation Schedule, and neither Purchaser nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing authority challenging such Allocation Schedule.

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1.9 Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as Purchaser is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE II

THE CLOSING

2.1 Closing. The consummation of the Transaction will take place at a closing to be held at the offices of Gentile Cristalli Miller Armeni & Savarese in Las Vegas, Nevada, or such other place as the parties agree upon in writing, (the “Closing”) on the third business day after the satisfaction or waiver of all of the closing conditions to the obligations of the parties contemplated hereby (the “Closing Date”).

2.2 Deliveries by Purchaser at the Closing. At the Closing, Purchaser shall deliver, or cause to be delivered to Seller, the following:

(a)	the Purchase Price, less the amount of the Note (as defined below), by wire transfer of immediately available funds to the account designated by Seller. The parties agree that the Seller shall pay any commission owed to the Seller’s broker at the Closing; and

(b)

a 12 month Promissory Note payable to Seller in the principal amount of Four Million Two Hundred Thousand Dollars ($4,200,000) bearing 5% interest and secured by the Assets (the “Note”) in the form attached hereto as Exhibit A.

2.3 Deliveries by Seller and Purchaser at the Closing. At the Closing, as conditions precedent to Closing, Seller shall deliver, or cause to be delivered, to Purchaser, and Purchaser shall deliver, or cause to be delivered, to Seller, as applicable, the following:

(a) evidence satisfactory to Purchaser of (i) the third party consents set forth in Section 1.7 and (ii) any other required consents from third parties, including landlord(s), current lender(s), the NV DOT, Clark County and City of Las Vegas, for the transactions contemplated herein;

(b) a bill of sale, assignments and assumptions of contracts and licenses as agreed to by Purchaser, and such other good and sufficient instruments of conveyance, assignment and transfer, duly executed by Seller and which are in form and substance reasonably satisfactory to counsel to Purchaser and are legally sufficient to vest in Purchaser, good title to the Assets;

(c) the Business Records and all assets listed in Section 1.2 and Schedule 1.2(b) herein;

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(d) certificates, signed by the Secretary of Seller and the Secretary of Purchaser, certifying as to the truth and accuracy of, and attaching copies of, Seller’s and Purchaser’s charter documents and board of director and stockholder resolutions adopted in authorizing and approving this Agreement, and the Transaction;

(e) an Estoppel Certificate in the form required by the NV DOT duly executed by Purchaser;

(f) the Assumed Contracts, including properly assigned leases, if applicable, both equipment and real property, if any, and all Medical Marijuana or Recreational Marijuana licenses pertinent to the Seller, approved by the NV DOT and transferred to Purchaser, as agreed to by Purchaser;

(g) evidence of advance deposits, if any, duly executed by Seller;

(h) Purchaser’s standard form of employment, work file and confidentiality agreement, in the form attached as an Exhibit, duly executed by each of the Key Employees;

(i)	a properly executed affidavit prepared in accordance with Treasury Regulations section 1.1445-2(b) certifying Seller’s non-foreign status; and,

(j) a Release of the Memorandum of Repurchase executed by MIRE in favor of Green Wagon Reno, LLC as set forth and described in Section 20 of the of the Agreement Of Purchase And Sale And Joint Escrow Instructions (Exhibit A hereto).

2.4 Simultaneous Delivery. All deliveries at the Closing as provided for in Section 2.2 shall be deemed to be made and effected simultaneously with each other and with all deliveries provided for in Section 2.3, and all such deliveries shall be deemed to be in escrow until all such deliveries provided for in Section 2.2 and in Section 2.3 have been made and effected.

2.5. [Intentionally Omitted.]

2.6 Termination. The parties may terminate this Agreement prior to the Closing as provided below:

(a) by mutual written consent;

(b) the Purchaser may terminate this Agreement by giving written notice to the Seller in the event the Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 2.3 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Purchaser to the Seller of written notice of such breach;

(c) the Seller may terminate this Agreement by giving written notice to the Purchaser in the event the Purchaser is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in Section 2.3 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Seller to the Purchaser of written notice of such breach;

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(d) the Purchaser may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before the one year anniversary of the date of this Agreement (the “Outside Date”) by reason of the failure of any condition precedent under Section 2.3 (unless the failure results primarily from a breach by the Purchaser of any representation, warranty or covenant contained in this Agreement); or

(e) the Seller may terminate this Agreement by giving written notice to the Purchaser if the Closing shall not have occurred on or before the Outside Date by reason of the failure of any condition precedent under Section 2.3 (unless the failure results primarily from a breach by the Seller of any representation, warranty or covenant contained in this Agreement).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as is otherwise set forth in Seller’s disclosure schedule (the “Seller Disclosure Schedule”) delivered by Seller to Purchaser and dated as of the date of this Agreement, Seller represents and warrants that the statements contained in this Article III are true and correct as of the date hereof. Matters disclosed by Seller in the Seller Disclosure Schedule in reference to any section of this Agreement shall be deemed to be disclosed for all purposes under this Agreement to the extent it is reasonably apparent on its face that such disclosure is applicable for such other purposes.

3.1 Organization; No Subsidiaries.

(a) Seller is a company duly organized and validly existing under the Laws of the State of Nevada and has full power and authority to carry on its business as now conducted.

(b) Seller does not have any subsidiaries, and the Business is conducted solely by Seller.

3.2 Authorization. This Agreement will constitute, a valid and binding agreement of Seller enforceable against Seller, in accordance with their respective terms, subject to (a) Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”). Seller has all requisite power and authority to execute and deliver this Agreement, to carry out and perform its obligations hereunder and thereunder and to carry out and perform the transactions contemplated herein and therein. All requisite action on the part of Seller has been taken to authorize the execution and delivery of this Agreement.

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3.3 No Conflicts; Consents. Except as set forth in Section 3.3 of the Seller Disclosure Schedule, the execution and the delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not (a) conflict with or violate the articles of organization or operating agreement of Seller, (b) conflict with or violate, result in a material breach of, constitute a material default (with or without notice or lapse of time, or both) under or violation of, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance pursuant to, any note, bond, mortgage, indenture, lease, sublease, contract or other agreement or instrument, permit, concession, franchise, license, sublicense or Law applicable to Seller or any of the Assets, (c) conflict with or violate, on the part of Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Authority, (d) require any notice, consent or waiver under any Assumed Contract or any other agreement or contract of Seller, except for the required consents listed in Section 1.7, (e) result in the imposition of any Encumbrance upon any of the Assets (other than a Permitted Encumbrance), (f) conflict with or violate any judgment, order, writ, injunction, or decree applicable to Seller or any of the Assets, or (g) conflict with or violate any material Law applicable to Seller or any of the Assets.

3.4 Financial Statements.

(a) Seller shall provide to Purchaser (i) the unaudited balance sheet and the related unaudited income statement and statement of cash flows of the Business for the calendar year 2018, and for the first quarter of 2019 (the “Historical Financial Statements”). The Historical Financial Statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Business as of the dates and during the periods indicated therein, consistent with the books and records of Seller (which, in turn, are correct and complete in all material respects), except that the unaudited Historical Financial Statements are subject to normal year end adjustments, which are not material individually or in the aggregate.

(b) Except for Permitted Encumbrances and as set forth herein, the Business does not have any material Liability, except for Liabilities (i) reflected on the face of the Historical Financial Statements and to be paid off in conjunction with this Transaction, (ii) incurred in connection with the execution of this Agreement, and (iii) of the type reflected on the face of the Historical Financial Statements which have arisen since December 31, 2018 in the ordinary course of business (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Action and none of which are material individually or in the aggregate).

3.5 Assets.

(a) Title to Assets. Seller has, and, following the Closing, Purchaser will have, good, valid and marketable title to all Tangible Personal Property, including equipment, inventory and licenses, free and clear of all Encumbrances (other than Permitted Encumbrances). Seller has, and following the Closing Purchaser will have, a valid and binding leasehold interest in any leased equipment, and real property included among the Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). At the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser good, valid, and marketable title in, and all of Seller’s right, title and interest in and to all of the Assets, free and clear of any Encumbrances (other than Permitted Encumbrances).

(b) Condition of Assets. As set forth herein, a copy of the fixed asset ledger of Seller, is attached, as of March 31, 2019. Each item of Tangible Personal Property included in the Assets has been maintained in accordance with normal industry practice, is in good operating condition (normal wear and tear excepted) and is suitable for the purposes for which it presently is used.

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(c) Sufficiency of Assets.

(i) Except for (A) the Excluded Assets, (B) any employees or contractors (current or former) of Seller and (C) any general corporate or administrative services provided to the Business by Seller, the Assets include all tangible and intangible assets and rights that are used or held for use by Seller in the operation or conduct of the Business as it is conducted immediately prior to the Effective Date consistent with past practice, including all State Medical Marijuana licenses, and are sufficient for the conduct of the Business by Purchaser immediately following the Closing in substantially the same manner as conducted by Seller immediately prior to the Effective Date. This Transaction is contingent upon the above noted licenses being transferred to Purchaser. Seller is only warrantying that those licenses are part of the asset package being transferred, and does not warrant the approval from the State to transfer those licenses to Purchaser.

(ii) Seller (A) does not own, use or hold any websites or Domain Names that are owned, used or held for use in the Business other than the Seller Websites and the Domain Names included in the Transferred Intellectual Property, if any, (B) is not engaged in any business, activities or operations other than the Business and the businesses related to the Excluded Assets, and (C) does not own, use or hold any assets that are currently proposed to be used in the Business other than the Assets.

(iii) The Seller has all Permits, which will be transferred in this Transaction, necessary for the conduct of the Business as it is conducted immediately prior to the Effective Date consistent with past practice, the lack of which would reasonably be expected to result in a Material Adverse Effect.

3.6 Litigation. Other than that disclosed by the Seller Disclosure Schedule, there is no litigation, claim, action, suit, arbitration, charge, demand, proceeding or investigation (each, an “Action”) pending or, to Seller’s Knowledge, threatened or reasonably expected against Seller relating to the Business, the Assets or the Assumed Liabilities, other than what shall be specifically noted by Seller in writing. None of the Business or the Assets is subject to (i) any continuing order, consent decree, settlement agreement or other similar written agreement with any Governmental Authority, including, for the avoidance of doubt, any arbitrator, mediator or similar person, (ii) any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority or (iii) to Seller’s Knowledge, any continuing investigation or inquiry by any Governmental Authority and, to Seller’s Knowledge, there is no valid basis for any such investigation or inquiry.

3.7 [Intentionally Omitted].

3.8 Privacy. The Business has been operated at all times, and all personal information has been collected, processed, used, disclosed, shared, transferred, transmitted, stored and disposed of in compliance with the Privacy Statements and all applicable privacy Laws.

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3.9 Assumed Contracts.

(a) Other than the Assumed Contracts, no existing contracts with Seller shall be assumed by Purchaser, without specific, individual, written consent by Purchaser.

(b) Seller shall provide Purchaser a list of all existing contracts on Schedule 3.9(b). Except for the Assumed Contracts, Seller is not a party to or otherwise bound by the terms of any material contract, agreement or obligation, written or oral, affecting the Business or the Assets. Seller shall separately identify each Assumed Contract (i) pursuant to which any other party is granted “most favored party” rights of any type or scope, or containing any non-solicitation or non-competition covenants or other restrictions relating to the Business or that limits the freedom of Seller to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Transferred Intellectual Property, (ii) that is an IP Agreement, (iii) that imposes on Seller payment obligations (contingent or otherwise) in excess of $5,000 per annum, (iv) that provides for payments to Seller in excess of $5,000 per annum, (v) that constitutes a partnership or joint venture agreement, (vi) that evidences outstanding Indebtedness which constitutes an Asset and (vii) that is a Lease.

(c) Assumed Contracts (if any) are valid, binding and in full force and effect and enforceable by Seller prior to Closing and by Purchaser upon and after Closing.. Neither Seller, nor, to Seller’s Knowledge, any other party, is in material breach, violation of, or default under, and to the Knowledge of Seller, no event has occurred which, with the lapse of time or the giving of notice, or both, is reasonably likely to result in a breach or violation by Seller or such other party of, or default under, any Assumed Contract, and there are no existing disputes or claims of default relating thereto, or any facts or conditions Known to Seller which, if continued, will result in a material default or claim of default thereunder. Seller has not received any written or, to the Knowledge of Seller, oral notice of the intention of any party to terminate, cancel, amend or not renew any Assumed Contract. Except as set forth in Section 1.7, no consents are necessary for the effective assignment to and assumption by Purchaser of any of the Assumed Contracts including but not limited to the lease on the Premises. Seller has furnished or made available to Purchaser true and complete copies of all Assumed Contracts and descriptions of all material terms of Assumed Contracts that are not in writing, including any amendments, waivers or other changes thereto.

3.10 No Adverse Changes. Other than that noted in the Seller Disclosure Schedule, since January 1, 2019, except as expressly contemplated by this Agreement, (i) Seller has conducted the Business only in the ordinary course of business and in a manner consistent with past practice and (ii) there has not been:

(a) Any Material Adverse Effect or any change, development or event that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect;

(b) Any material damage, destruction or loss, whether or not covered by insurance;

(c) Any sale, transfer or other disposition of Assets, except as contemplated by this Agreement;

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(d) Any sale, transfer or other disposition of any other assets of the Business, except in the ordinary course of business and consistent with past practice or as contemplated by this Agreement;

(e) Any actual or threatened change in Seller’s relationships with the Key Employees;

(f) Any action taken or any change made, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Authority;

(g) Any writing up, writing down or writing off of the book value of any Assets, individually or in the aggregate, in excess of $5,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(h) Any commencement of any Action relating to the Assets, the Assumed Liabilities or the Business;

(i) Any waiver, release, assignment, settlement or compromise of any material rights or claims, or any material Action by or against Seller and relating to the Business or any of the Assets;

(j) Except in the ordinary course of business and in a manner consistent with past practice, any entrance into, amendment, modification, acceleration or consent to the termination of any Assumed Contract (or any contract that would be required to be disclosed if in existence on the date hereof), or amendment, waiver, modification or consent to the termination of Seller’s rights thereunder;

(k) Any action taken for the winding up, liquidation, dissolution or reorganization of Seller or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its assets or revenues;

(l) Any grant of a license, exclusive or non-exclusive, or other agreement with respect to the Transferred Intellectual Property, other than grants of rights under the Terms and Conditions;

(m) Any disclosure of any trade secrets or other proprietary and confidential information that is included in an Asset to any Person that is not subject to any confidentiality or non- disclosure agreement;

(n) Any new, change in or revocation of any material Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; change in any annual Tax accounting period, adoption or change in any method of Tax accounting; filing of any amended material Tax Return; entrance into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax; surrender of any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, in each case, to the extent related to the Assets or the Business; or

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(o) Any agreement, whether oral or written, to effect any of the foregoing (excluding this Agreement).

3.11 Employees.

(a) Neither Seller nor any of its Affiliates is or has been a party to any collective bargaining or similar agreement and there are no labor unions or other organizations representing, purporting to represent or, to Seller’s Knowledge, attempting to represent, any employee of Seller or any of its Affiliates. There are no unfair labor practice complaints pending against Seller or any of its Affiliates before the National Labor Relations Board or any other Governmental Authority nor, to Seller’s Knowledge, are any such complaints threatened. Neither Seller nor any of its Affiliates have experienced any strike, slowdown or work stoppage nor, to Seller’s Knowledge, are any such strikes, slowdowns, work stoppages or lockouts threatened.

(b) To Seller’s Knowledge, no Key Employee has any present intention to terminate employment with Seller. Except as noted herein, no employee of Seller is subject to any noncompetition, nondisclosure, confidentiality, employment, consulting or similar contract relating to, affecting or in conflict with the present or proposed business activities of Seller.

3.12 Employee Benefits.

(a) Seller shall provide Purchaser, a true and complete list of each Employee Benefit Plan.

(b) With respect to each Employee Benefit Plan, Seller has made available to Purchaser true and complete copies of (i) each Employee Benefit Plan (or, if not written, a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the most recent annual reports (Form 5500 series) filed with the Internal Revenue Service, and (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and any pending request for such a letter.

(c) Each Employee Benefit Plan which is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has either (i) received a favorable determination letter from the Internal Revenue Service as to its qualified status, or (ii) may rely upon a favorable prototype opinion letter from the Internal Revenue Service, and each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Seller’s Knowledge, no fact or event has occurred that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

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(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, whether contingent or otherwise), including, without limitation, any termination of employment, will (i) entitle any current or former employee, officer, consultant or director of Seller or its Affiliates to any payment; (ii) result in or cause the accelerated vesting, funding, or time of payment, or delivery of any compensation, equity award or other benefit; (iii) increase the amount or value of, any payment, compensation or benefit to any such employee, officer, consultant or director of Seller or its Affiliates; or (iv) limit Seller’s right to amend, modify or terminate any Employee Benefit Plan.

(e) Neither Seller nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to, or has ever sponsored, maintained, contributed to or been required to contribute to, or has any Liability or obligation, whether actual or contingent, with respect to any, and no Employee Benefit Plan is a, Multiemployer Plan or a Pension Plan.

(f) With respect to the Employee Benefit Plans, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any current or contingent Liabilities of Purchaser or its Affiliates following the Closing under ERISA, the Code or any other applicable Laws.

3.13 Absence of Insolvency. No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, (a) is pending against Seller or any of the Assets, (b) to the Knowledge of Seller is affecting Seller or any of the Assets, or (c) to the Knowledge of Seller is threatened, and Seller has not made any assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis of the institution of any such insolvency proceedings.

3.14 No Brokers or Finders. Except as set forth in Section 3.14 of the Seller Disclosure Schedule, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Seller, the Business or any of the Assets for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

3.15 Complete Copies of Materials. Seller has delivered or made available true and complete copies of each material document that has been requested by Purchaser in connection with Purchaser’s legal and accounting review of Seller, the Business and the Assets.

3.16 Compliance with Laws. Seller (i) is not in conflict with, or in default, breach or violation in any material respect of any applicable Law, (ii) has conducted the operations of the Business in compliance with applicable Law in all material respects and has not received notice of any material violation or alleged material violation of any applicable Law, and (iii) no event has occurred, and no condition exists, that would reasonably be likely to (with or without notice of lapse of time) constitute or result directly or indirectly in a material violation by Seller of, or a material failure on the part of Seller to comply with, any applicable Law.

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3.17 Real Property. Seller has good and valid leasehold interest in the Premises free and clear of all Encumbrances, other than Permitted Encumbrances. With respect to the lease or other occupancy agreements affecting the Premises (each, a “Lease”), true and complete copies of which have been furnished by Seller to Purchaser, there exists no default by Seller or any event or circumstance which upon notice or the passage of time, or both, would give rise to any default by Seller, nor, to the Knowledge of Seller, is there any such default or events or circumstances of default by any lessor or subtenant under such Lease, other than that noted in the Seller Disclosure Schedule. No party other than Seller has the right to occupy any of the Premises. The Premises and all improvements located thereon are free from material defect, are in good operating condition and repair (normal wear and tear excepted), and are suitable for the purposes for which the Premises and improvements thereon are presently used. The Premises are supplied with all utilities and other services necessary for the operation of such Premises as currently operated.

3.18 Insurance.

(a) Seller shall provide a list of all insurance policies that are currently held by Seller with respect to the Business or the Assets (“Insurance Policies”), true and complete copies of which have been made available to Purchaser.

(b) All premiums due with respect to such policies are currently paid and Seller is not in material breach or material default with respect to its obligations under the Insurance Policies and, to the Knowledge of Seller, no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination or modification, under any of the Insurance Policies. Seller has not received notice of cancellation or termination of any Insurance Policy, nor has it been denied or had revoked or rescinded any policy of insurance, nor has it borrowed against any such policies. There are and have been no claims against any Insurance Policies and no insurance carrier has denied or, to the Knowledge of Seller, threatened to deny coverage.

3.19 Taxes.

(a) Seller has timely filed (taking into account any extensions of time for such filings that have been properly and timely requested by Seller) all material Tax Returns that were required to be filed. All such Tax Returns are complete and accurate in all material respects. All material Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Governmental Authority in a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets or the Business for Taxes (other than Permitted Encumbrances).

(b) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) The unpaid Taxes of Seller did not, as of each of the dates of the Historical Financial Statements, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in the Historical Financial Statements (rather than in any notes thereto). Since the date of such financial statements, Seller has not incurred any liability for Taxes outside the ordinary course of business consistent with past practice.

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(d) No audit, investigation, dispute, claims or other Actions for or relating to any Liability for Taxes of Seller is presently in progress, nor has Seller been notified in writing of any request for such an audit, potential claim, dispute or other examination.

(e) No Tax deficiency is outstanding, assessed or, to the knowledge of Seller, threatened or proposed against Seller that would adversely impact Purchaser, the Assets or Purchaser’s use of the Assets.

(f) Seller has not been and will not as of the Closing Date be a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(g) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law).

(h) There are no proceedings pursuant to which Seller is disputing any amounts payable for Taxes arising out of Seller’s ownership or operation of the Assets or Business.

(i) No Asset (i) is property required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any debt the interest of which is tax- exempt under Section 103(a) of the Code or (v) is subject to a 467 rental agreement as defined in Section 467 of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants that the statements contained in this Article IV are true and correct as of the date hereof. Matters disclosed by Purchaser in the Purchaser Disclosure Schedule in reference to any section of this Agreement shall be deemed to be disclosed for all purposes under this Agreement to the extent it is reasonably apparent on its face that such disclosure is applicable for such other purposes.

4.1 Organization and Valid Existence. Purchaser is a Nevada limited liability company duly formed, validly existing and in good standing under the Laws of the State of Nevada and has full power and authority to carry on its business as now conducted.

4.2 Authorization. This Agreement is duly and validly executed and delivered by Purchaser and constitute, or will constitute, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Exceptions. Purchaser has all requisite power and authority to execute and deliver this Agreement, to carry out and perform its obligations hereunder and thereunder and to carry out and perform the transactions contemplated herein and therein. All requisite action on the part of Purchaser has been taken to authorize the execution and delivery of this Agreement.

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4.3 No Conflicts; Consents. The execution and the delivery by Purchaser of this Agreement does not, and the consummation of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not, (a) conflict with or violate the articles of organization or operating agreement of Purchaser, (b) conflict with or violate, result in a material breach of, constitute a material default (with or without notice or lapse of time, or both) under or violation of, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien pursuant to any note, bond, mortgage, indenture, lease, sublease, contract or other agreement or instrument, permit, concession, franchise, license, sublicense or Law applicable to Purchaser or any of its properties or assets.

ARTICLE V

COVENANTS

5.1 Further Assurances.

(a) Seller shall, from time to time, at the request of Purchaser, and without further consideration, execute and deliver such instruments of transfer, conveyance and assignment in addition to those delivered, and take such other actions, as may be reasonably necessary to assign, transfer, convey and vest in Purchaser, and to put Purchaser in possession of, the Assets, including but not limited to obtaining any and all required consents of third parties which Seller has not obtained as of the Closing Date. Seller will use its commercially reasonable efforts to obtain for Purchaser any and all consents of third parties which Seller has not obtained as of the Closing Date. Seller further agrees to provide information pertaining to the Assets as may be reasonably requested by Purchaser.

(b) Each Party shall cooperate with the other to transfer all Assets, including State licenses, inventory, equipment, software, data and other information maintained by Seller, to Purchaser.

5.2 Tax Liability.

(a) Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Business and Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Seller, the making of any election relating to Taxes, the preparation for any audit by any Taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Purchaser and Seller shall retain all books and records with respect to Taxes pertaining to the Assets for a period of at least seven (7) years following the Closing Date (the “Seven Year Period”). At the end of the Seven Year Period, each party hereto shall provide the other with at least ten (10) days prior written notice before transferring, destroying or discarding any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. If Seller elects to undergo a voluntary dissolution as a corporation prior to the end of the Seven Year Period, prior to such dissolution, Seller shall notify Purchaser or one of its Affiliates or designees before such dissolution and before transferring, destroying or discarding any such books and records, during which period Purchaser or one of its Affiliates or designees receiving such notice can elect to take possession, at its own expense, of such books and records. Purchaser and Seller shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Assets or the Allocation Schedule.

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(b) To the extent not otherwise provided in this Agreement, Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Assets attributable to the Pre-Closing Tax Period. All Property Taxes levied with respect to the Assets for the Straddle Period shall be apportioned between Purchaser and Seller based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Purchaser or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.2(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Purchaser or Seller makes any payment for which it is entitled to reimbursement under this Section 5.2(b), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(c) All Transfer Taxes will be borne equally by Purchaser and Seller. Purchaser and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary and will otherwise cooperate so as to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.

(d) Seller shall promptly notify Purchaser in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to an Encumbrance on the Assets or the Business. Each of Purchaser and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation Schedule.

5.3 Dissolution. Seller hereby covenants not to voluntarily dissolve and windup as a company for a period of not less than the later of (X) the expiration of the Survival Period and (Y) the period of time the Seller may voluntarily dissolve in accordance with applicable Law.

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5.4 Transitioned Employees. As set forth herein, Seller shall provide a list of all employees of Seller employed in the operation of the Business as of the Closing Date, stating such employee’s name, job title, location of employment, base salary or hourly rate of compensation, target incentive compensation, years of service credit, accrued vacation and other paid time-off, exempt/non-exempt status, and hire date. All such employees are referred to herein as the “Business Employees.”

(a) On or prior to the Closing Date, Purchaser shall, or shall cause one of its Affiliates to, extend offers of employment to those Business Employees whom it desires to hire (if any), which offers shall be on such terms and conditions as Purchaser shall determine, in each case, in Purchaser’s sole discretion, provided, however, that Purchaser shall extend offers of employment to the Key Employees prior to the Closing Date. Seller shall cooperate with and use its best efforts to make reasonably accessible to Purchaser any Business Employees to whom Purchaser wishes to makes offers of employment (including without limitation the Key Employees and otherwise as communicated by Purchaser to Seller on the Closing Date) and to assist Purchaser in its efforts to secure satisfactory employment terms with those Business Employees. Any Business Employees, including any Key Employees, who accept an offer of employment in accordance herewith and commence employment with Purchaser or its Affiliate as of the Closing Date shall be referred to as the “Transitioned Employees.” Seller and its Affiliates shall terminate for all purposes (including under all Employee Benefit Plans) the employment of all Business Employees, including any Key Employees, who agree to become Transitioned Employees, effective immediately prior to the Closing.

(b) Seller shall be and remain solely responsible for filing all Tax Returns with respect to its employment of any of its employees through the Closing Date.

(c) Seller shall be and remain solely liable for any and all COBRA Liabilities.

(d) Notwithstanding anything herein to the contrary, Seller shall be solely responsible for, and Seller shall indemnify and hold Purchaser and its Affiliates harmless from and against, any and all Liabilities or obligations, whether actual or contingent: (i) associated with any employee or other service provider of Seller or any of its Affiliates (or any dependent thereof), including without limitation any Business Employee, in any case who does not become a Transitioned Employee, including in connection with any termination of any such service relationship; (ii) that arise in connection with any Transitioned Employee (or any dependent thereof) on or prior to the Closing Date; and (iii) that arise under or in connection with any Employee Benefit Plan at any time. Without limiting the generality of the foregoing, Purchaser shall not, at any time, have or assume any obligation or liability with regard to any severance, retention, employment, change-of-control, pension, retirement, equity or other plan, program, policy or agreement of or with Seller or any of its Affiliates.

(e) Nothing contained in this Agreement shall confer upon any Transitioned Employee any right with respect to continuance of employment by Purchaser or its Affiliates, nor shall anything herein interfere with the right of Purchaser or its Affiliates to terminate the employment of any of the Transitioned Employees at any time, with or without cause, or restrict Purchaser or its Affiliates in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transitioned Employees.

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(f) No provision of this Agreement shall (i) create any third-party beneficiary rights in any current or former service provider of Seller or any of its Affiliates, any beneficiary or dependents thereof, or any collective bargaining representative thereof; (ii) be deemed or construed to be an amendment or other modification of any Employee Benefit Plan, or Purchaser employee benefit plan; (iii) obligate Purchaser or its Affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time; or (iv) be deemed to prevent or restrict in any way the right of Purchaser or its Affiliates to terminate, reassign, promote or demote any Transitioned Employee at any time, or to change the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such Transitioned Employee.

5.5 Collection of Accounts Receivable. Seller shall be entitled to collect all Accounts Receivable pending as of the date of Closing.

5.6 Use of Company Name. Purchaser shall not use, and shall not permit any Affiliate to use, the name Blüm, or any name reasonably similar thereto after the Closing Date.

5.7 Interim Operations Prior to Closing. Seller hereby covenants and agrees that, between the Effective Date of this Agreement and Closing, Seller shall cause the Business to be operated and conducted in the ordinary course in accordance with prior practices and cause the Business to be carried on diligently and substantially in the manner as heretofore conducted in the ordinary course of business commensurate with the scale of operations during the sixty (60) days prior to the date of this Agreement. Seller shall not take actions or operate the Business in such a way as to cause or precipitate any diminution in the Business’ prospective, post-closing sales or any material shift in the Business’ post-closing revenue streams. Without limitation, Seller shall use all reasonable efforts to preserve intact its present business organization, keep available the services of its Key Employees and Business Employees and maintain satisfactory relationships with customers, suppliers, landlord and others having business relationships with the Business.

INDEMNIFICATION

6.1 Survival Period; Certain Limitations.

(a) The representations and warranties of Seller contained in this Agreement shall survive the Closing Date for a period of twelve (12) months (the “Survival Period”), provided, that with respect to the representations and warranties set forth in Section 3.2 (Authorization), Subsection 3.4(a) (Title to Assets), Section 3.12 (No Brokers or Finders) and Section 3.17 (Taxes), the Survival Period shall be the 30th day after the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled). The representations and warranties of Purchaser contained in this Agreement shall survive the Closing Date for the Survival Period. All covenants and agreements of the parties will survive the Closing Date in accordance with their respective terms. If written notice of a claim has been given prior to the expiration of the Survival Period by a party, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

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(b) It is the express intent of the parties hereto that, if the applicable Survival Period for an item as contemplated by this Article VI is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties hereto further acknowledge that the time periods set forth in this Article VI for the assertion of claims under this Agreement are the result of arms-length negotiation among the each of the parties hereto and that they intend for the time periods to be enforced as agreed by each of the parties hereto.

6.2 Indemnification.

(a) Indemnification by Seller. Subject to the limitations set forth in this Article VI, after the Closing Date, Purchaser and its Affiliates (including, after the Closing Date, the Business and Assets), and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) shall be indemnified and held harmless by Seller for any and all liabilities, losses, Taxes, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, or paid by them (including in connection with any Action brought or otherwise initiated by any of them) (collectively, “Losses”), arising out of or resulting from:

(i) any inaccuracy or breach of any representation or warranty made by Seller in this Agreement;

(ii) the breach of any covenant or agreement made by Seller in this Agreement;

(iii) any failure of Seller to pay any of its debts, obligations or Liabilities (other than any Assumed Liabilities pursuant to Section 1.4) as and when due;

(iv) any Excluded Liabilities; or

(v) any fraud that is committed by Seller in connection with the negotiation and execution of this Agreement.

(b) Indemnification by Purchaser. Subject to the limitations set forth in this Article VI, after the Closing Date, Seller and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) shall be indemnified and held harmless by Purchaser for any and all Losses arising out of or resulting from:

(i) any inaccuracy or breach of any representation or warranty made by Purchaser in this Agreement;

(ii) the breach of any covenant or agreement made by Purchaser in this Agreement;

(iii) any Assumed Liabilities; or

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(iv) any fraud that is committed by Purchaser in connection with the negotiation and execution of this Agreement.

(c) Materiality. As used herein, Losses are not limited to matters asserted by third parties, but include Losses incurred or sustained by the Purchaser Indemnified Parties or Seller Indemnified Parties in the absence of claims by third parties.

6.3 Limitations.

(a) Limitation on Seller Liability. Seller shall have no liability for indemnification under Section 6.2(a)(i) with respect to any Losses that would otherwise be payable under Section 6.2(a)(i) until the aggregate of all such Losses exceeds $100,000 (the “Liability Threshold”), and then after the Liability Threshold has been exceeded Seller shall be responsible for all such Losses based thereon for all amounts in excess of the Liability Threshold. The maximum aggregate liability of Seller for indemnification under this Article VI for any of the matters set forth in Section 6.2(a)(i) shall not exceed $5,000,000 (the “Indemnification Limit”); provided, however, that neither the Liability Threshold nor the Indemnification Limit shall apply with respect to any claim described in Sections 6.2(a)(ii) – 6.2(a)(v); provided, further, that in no event shall the maximum aggregate liability of Seller for any matters under this Article VI exceed that portion of the Purchase Price actually received by Seller, including the Escrow Amount.

(b) Limitation on Purchaser Liability. Purchaser shall have no liability for indemnification under Section 6.2(b)(i) with respect to any Losses that would otherwise be payable under Section 6.2(b)(i) until the aggregate of all such Losses exceeds the Liability Threshold, and after the Liability Threshold has been exceeded, Purchaser shall be responsible for all such Losses in excess of the Liability Threshold. The maximum aggregate liability of Purchaser for indemnification under this Article VI for any of the matters set forth in Section 6.2(b)(i) shall not exceed the Indemnification Limit; provided, however, that that neither the Liability Threshold nor the Indemnification Limit shall apply with respect to any claim described in Sections 6.2(b)(ii) – 6.2(b)(iv).

(c) Notwithstanding the foregoing, the Liability Threshold and the Indemnification Limit shall not apply to any Losses in connection with any breach of any of the representations or warranties set forth in Sections 3.2 (Authorization), 3.4(a) (Title to Assets), 3.4(c)(i) (Sufficiency of Assets), 3.4(c)(ii) (Sufficiency of Assets), 3.12 (No Brokers or Finders) 3.17 (Taxes) and 4.2 (Authorization); provided, however, that in no event shall the maximum aggregate liability of Seller for any matters under this Article VI exceed that portion of the Purchase Price actually received by Seller, including the Escrow Amount.

(d) Losses shall exclude lost profits or any punitive or exemplary damages, unless specifically awarded by an arbitrator or Governmental Authority to a third party and paid to such third party by an Indemnified Party (as defined below).

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(e) The parties hereto agree that the rights to indemnification under this Article VI shall be the sole and exclusive rights and remedies of the parties hereto against any other party for any Losses relating to or arising under this Agreement; provided, that notwithstanding the foregoing, nothing set forth in this Article VI shall be deemed to prohibit or limit any party’s right at any time to seek injunctive or other equitable relief for the failure of any other party to perform any covenant or agreement contained herein or for any party’s right to seek any remedy based upon fraud.

6.4 Indemnification Procedures.

(a) For purposes of this Section 6.4, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party which may be entitled to indemnification is referred to as the “Indemnified Party.”

(b) Claims.

(i) As soon as practicable, and not later than the last day of the Survival Period, an Indemnified Party may deliver to an Indemnifying Party a certificate signed by any authorized officer of such Indemnified Party (a “Claim Certificate”):

(A) stating that such Indemnified Party has incurred Losses;

(B) stating the amount of the Losses if known; and

(C) specifying in reasonable detail the nature of the claim to which such Losses are related. Any Third Party Claims (as defined below) shall also be subject to the requirements in Section 6.4(d).

(c) Resolution of Objections to Claims.

(i) If the Indemnifying Party does not contest, by written notice to the Indemnified Party, any claim or claims by the Indemnified Party made in any Claim Certificate within the thirty (30) day period following receipt of the Claim Certificate, then the Indemnifying Party will be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of the damages specified in the Claim Certificate. The Indemnifying Party shall pay to the Indemnified Party cash in an amount equal to the amount of the Losses set forth in such Claim Certificate.

(ii) If the Indemnifying Party objects in writing to any claim or claims by the Indemnified Party made in any Claim Certificate within such thirty (30) day period, the Indemnifying Party and Indemnified Party shall attempt in good faith for 15 days after the Indemnified Party’s receipt of such written objection to resolve such objection. If the Indemnifying Party and the Indemnified Party shall so agree, a memorandum setting forth such agreement shall be prepared and signed by the Indemnifying Party and the Indemnified Party.

(iii) If no such agreement can be reached during the 15-day period for good faith negotiation, but in any event upon the expiration of such 15-day period, either the Indemnifying Party or the Indemnified Party may bring an Action in accordance with the terms of Section 8.1 to resolve the matter.

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(iv) Seller and Purchaser agree to treat (and cause their Affiliates to treat) any payment received pursuant to this Article VI as adjustments to the Transaction Consideration for all Tax purposes, to the maximum extent permitted by Law.

(d) Third Party Claims.

(i) The obligations and liabilities of Indemnifying Parties under this Article VI with respect to Losses arising from actual or threatened claims or demands by any Person not party to this Agreement (other than an Affiliate of Purchaser) which are subject to the indemnification provided for in this Article VI (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions. If an Indemnified Party shall receive notice of any Third Party Claim prior to the expiration of the Survival Period, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim by delivering a Claim Certificate to the Indemnifying Party within ten (10) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article VI except to the extent that such Indemnifying Party is materially prejudiced by such failure. The Claim Certificate shall be deemed to have complied with Section 6.4(b) if it describes in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom (if known).

(ii) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim (without any reservation of rights), then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it (x) gives notice of its intention to do so to the Indemnified Party within ten (10) days of the receipt of such notice from the Indemnified Party and (y) it furnishes the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy such Losses; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary Losses, any injunctive or other equitable relief or involves criminal allegations; (ii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party in its reasonable discretion) for the same counsel to represent both the Indemnified Party and the Indemnifying Party; or (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim would establish (in the good faith judgment of the Indemnified Party) a precedential custom or practice that would be materially adverse to the business interests of the Indemnified Party or would impact the Taxes or Tax position of the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense, and it will hold all Indemnified Parties harmless from and against all Losses caused by or arising out of any settlement thereof. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party and shall have the right to participate at its own cost in the defense of such Third Party Claim. Except with the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such Action; or (ii) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Indemnified Party (or any affiliate thereof) or (C) any violation of the rights of any Person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any affiliate thereof), provided, that the Indemnified Party shall have no obligation of any kind to consent to the entry of any judgment of settlement unless such judgment or settlement is only for money damages, the full amount of which will be paid by the Indemnifying Party.

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(iii) In the event that the Indemnifying Party fails or elects not to assume the defense of an Indemnified Party against such Third Party Claim which the Indemnifying Party had the right to assume, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Indemnifying Party, on such terms as such Indemnified Party may deem appropriate, and the Indemnified Party may seek prompt reimbursement for any Losses incurred in connection with such settlement. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered or incurred. If the Indemnifying Party does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.

(iv) In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party against such Third Party Claim, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Indemnifying Party, and the Indemnified Party may seek prompt reimbursement for any Losses incurred in connection with such judgment or settlement. In such case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered or incurred.

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6.5 Manner of Payment. At the Closing, funds deposited into escrow and the Note shall be released to Seller as directed by the Seller.

ARTICLE VII

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

7.1 “Accounts Payable” shall mean all accounts and notes payable by Seller to third parties solely to the extent generated by the Business as conducted by Seller prior to the Closing Date. “Accounts Receivable” shall mean all accounts and notes receivable payable to Seller solely to the extent generated by the Business as conducted by Seller prior to the Closing Date, and other rights to payment and the full benefit of any security therefor, whether billed or unbilled.

7.2 “Affiliate” shall mean a Person that directly or indirectly through one or more intermediaries is controlled by, or is under common control with, another Person.

7.3 “Assumed Contracts” shall mean the agreements and contracts assumed by Purchaser as identified by Section 1.2 and Schedule 1.2(b) herein. .

7.4 “Business Records” shall mean copies of Seller’s books and records, original files, drawings, documentation, data or information that have been or now are used in or with respect to, in connection with or otherwise relating to the Business, the Assets and the Assumed Liabilities; provided that Business Records exclude any items specifically included among the Excluded Assets.

7.5 “COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

7.6 “COBRA Liability” shall mean all Liabilities arising under COBRA (i) in respect of any Business Employee (or any beneficiary or dependent thereof) who does not become a Transitioned Employee, and (ii) arising on or prior to the Closing Date, with respect to any Transitioned Employee (or any beneficiary or dependent thereof).

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7.7 “Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to or by, or developed or learned by, Seller that relates to the Business, Assets or Assumed Liabilities, including: (a) information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods, in each case, of the Business, Assets or Assumed Liabilities; (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Business, its customers and their respective confidential information; (c) any confidential or proprietary information of any third party that Seller or subsidiary of Seller has a duty to maintain confidentiality of, or use only for certain limited purposes, in each case, related to the Business, Assets or Assumed Liabilities; (d) industry research related to the Business, Assets or Assumed Liabilities compiled by, or on behalf of Seller, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, Seller; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases, in each case, related to the Business, Assets or Assumed Liabilities; and (f) information related to the Intellectual Property of the Business and updates of any of the foregoing, provided that “Confidential Information” shall not include any information that Seller can demonstrate has become generally known to and widely available for use within the industry other than as a result of the acts or omissions of Seller or a Person that Seller has direct control over to the extent such acts or omissions are not authorized by Seller in the performance of such Person’s assigned duties for Seller.

7.8 “Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any spouse, dependent or beneficiary thereof) of Seller or any Affiliate of Seller, maintained, sponsored or contributed to by Seller or any Affiliate of Seller, or under which Seller or any Affiliate of Seller has or may have any obligation or liability, whether actual or contingent, including, without limitation, all personnel policy, collective bargaining, bonus (including transaction bonus), incentive compensation, stock option, restricted stock, phantom stock, stock unit, stock appreciation right, deferred stock, performance share, performance share unit, employee stock ownership, stock purchase, equity or equity-based, phantom equity, deferred compensation, change in control, employment, consulting, retention, noncompetition, nondisclosure, vacation, holiday, sick leave, severance, retirement, supplemental retirement, defined benefit, defined contribution, pension, money purchase, target benefit, cash balance, pension equity, 401(k), savings, profit sharing, supplemental or executive retirement, excess benefit, medical, dental, vision, life insurance, cafeteria (Code Section 125), adoption assistance, dependent care assistance, health savings, health reimbursement, flexible spending, voluntary employees beneficiary, multiple employer welfare, accident, disability, long-term care, employee assistance, scholarship, fringe benefit, expense reimbursement, welfare benefit, paid time off, employee loan, salary continuation and other benefit or similar plan, policy, program, practice, agreement, understanding or arrangement, including any trust, escrow, funding, insurance or other agreement related thereto.

7.9 “Encumbrances” shall mean any and all restrictions on or conditions to transfer or assignment, claims, liabilities, licenses, liens, pledges, mortgages, options, restrictions, rights of first refusal, security interests and encumbrances of any kind, whether accrued, absolute, contingent or otherwise and whether voluntarily or involuntarily incurred or arising by operation of Law.

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7.11 “Environmental Laws” means any and all Laws which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

7.12 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.

7.13 “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than Seller that, together with Seller, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

7.14 [Intentionally omitted.]

7.15 [Intentionally omitted.]

7.16 “GAAP” shall mean generally accepted accounting principles in the United States.

7.17 “Governmental Authority” shall mean any court, or any federal, state, municipal, provincial or other governmental authority, department, commission, board, service, agency, political subdivision or other instrumentality.

7.18 “Hazardous Substances” means: (i) any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, toxic mold, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

7.19 “Indebtedness” shall mean, with respect to any Person at any date, without duplication: (i) all short-term and long-term indebtedness outstanding at any one time as determined in accordance with GAAP consistently applied, (ii) all obligations of such Person for borrowed money; (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including any seller notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by such Person) including outstanding checks; (iv) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person; (v) all liabilities of such Person under conditional sale or other title retention agreements, including capital leases; (vi) all obligations of such Person with respect to vendor advances or any other advances made to such Person; (vii) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (viii) all obligations of such Person to pay the deferred purchase price of any properties, goods or services (other than those trade payables in the ordinary course of business); (ix) any liability or obligation of others guaranteed by, or secured by any Encumbrance on the assets of, such Person; (x) all liabilities or obligations to pay any bonuses or other compensation in connection with or relating to the Transaction; and (xi) any and all principal, accrued interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts related to any of the foregoing.

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7.20 “Intellectual Property” means intellectual property, regardless of form, together with all rights in, arising out of, or associated with intellectual property in any jurisdiction (including the right to sue for infringement or misappropriation and collect damages, and to apply for and obtain any registrations or other forms of legal protection), including: (a) published and unpublished works of authorship, including audiovisual works, collective works, Software, web sites, web site content, compilations, databases, derivative works, literary works, and sound recordings, rights in databases and rights granted under the Copyright Act or similar Laws of foreign jurisdictions (“Works of Authorship”); (b) inventions and discoveries, whether or not patentable, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items, including rights granted under the Patent Act or similar Laws of foreign jurisdictions (“Inventions”); (c) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs and product features together with the goodwill of the business associated therewith, including common law rights, applications, or registrations for the Trademarks, as well as any other proprietary rights in the Trademarks together with the goodwill of the business associated therewith anywhere in the world, including but not limited to, rights in the “look and feel” of objects and rights granted under the Lanham Act or similar Laws of foreign jurisdictions (“Trademarks”); (d) Confidential Information, including information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, or patentable or unpatentable, including algorithms, customer lists, ideas, designs, formulas, know-how, show-how, methods, processes, programs, prototypes, systems, and techniques, including trade secrets and rights granted under the Uniform Trade Secrets Act or similar Laws of foreign jurisdictions; (e) Internet domain names, including but not limited to those set forth in the Seller Disclosure Schedule together with the goodwill of the business associated therewith (“Domain Names”); (f) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; and (g) rights of attribution and integrity and other moral rights of an author.

7.21 “Key Employees” shall mean those identified and listed separately, as mutually agreed by both Purchaser and Seller.

7.22 “Knowledge” or “Know” or “Known” shall mean, with respect to Seller, the current actual knowledge, after reasonable inquiry, of the following officers of Seller: Derek Peterson and Michael Nahass; provided, however, that any such reasonable inquiry shall not include any inquiry, investigation or review of any third party docket search, including patent or trademark records or any other similar third party source of information.

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7.23 “Law” shall mean all applicable federal, state, provincial and local laws, ordinances, rules, statutes, regulations, and all orders, writs, injunctions, awards, judgments or decrees.

7.24 “Liability” or “Liabilities” shall mean any direct or indirect liability, Indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated.

7.25 “Material Adverse Effect” shall mean any effect that would be materially adverse to the Business, the Assets or the Assumed Liabilities, taken as a whole, whether or not occurring in the ordinary course of business.

7.26 [Intentionally Omitted]

7.27 “Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

7.28 [Intentionally Omitted]

7.29 [Intentionally Omitted]

7.30 “Pension Plan” shall mean any Employee Benefit Plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

7.31 “Permits” shall mean any and all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents, and other approvals from any Governmental Authority relating to the Assets or the Assumed Liabilities or the Business.

7.32 “Permitted Encumbrances” means statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, non-exclusive licenses of Software or licenses granted by Seller in the ordinary course of its business consistent with past practice under its Terms and Conditions (copies of which have been made available to Purchaser’s counsel).

7.33 “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

7.34 “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

7.35 “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

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7.36 “Premises” means the facilities located at 1085 S. Virginia St., Reno, Nevada otherwise known as assessor Parcel Number 014-064-26.

7.37 “Privacy Statements” means, collectively, any and all of Seller’s privacy policies published on the Seller Websites or otherwise made available by Seller to third parties regarding the collection, retention, use and distribution of the personal information of individuals, including from visitors of any of the Seller Websites.

7.38 “Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

7.39 “Registered Intellectual Property Rights” means all Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority at any time in any jurisdiction, including all issued patents and applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part.

7.40 [Intentionally omitted].

7.41 [Intentionally omitted].

7.42 “Software” means computer programs of any type or form (including source code and object code), including code, scripts, applets, engines, generators, and macros, and related programmers’ comments, data files and structures, header and include files, macros, object libraries, programming tools not commercially available, technical specifications, flowcharts, and logic diagrams, schematics, annotations, and documentation.

7.43 “Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

7.44 “Tangible Personal Property” means the tangible personal property identified on Schedule 7.44.

7.45 [Intentionally Omitted]

7.46 [Intentionally Omitted]

7.47 [Intentionally Omitted]

7.48 “Tax” or “Taxes” shall mean any federal, state, provincial, territorial, local, or foreign income, profits, gross receipts, capital gains taxes, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, business license, occupation, value added, goods and service, alternative or add- on minimum, estimated, or other tax or governmental charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

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7.49 “Tax Return” shall mean a declaration, statement, report, return or other document or information with respect to Taxes.

7.50 “Terms and Conditions” means any and all of the visitor terms and conditions published on Seller Websites governing visitors’ use of and access to any of the Seller Websites.

7.51 “Transfer Taxes” means any transfer, stamp, documentary, sales, use, registration, value-added and other similar taxes imposed by any state or political subdivision thereof on the sale of the Assets under this Agreement, or the use of the Assets immediately following the sale under this Agreement, regardless of whether the legal obligation to pay, collect or remit such taxes falls on Seller or Purchaser.

7.52 [Intentionally omitted].

7.53 “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988 and analogous state and local Law.

7.54 “Withdrawal Liability” shall mean Liability to a Multiemployer Plan under Part I of Subtitle E of Title IV of ERISA.

ARTICLE VIII

GENERAL

8.1 Law Governing. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Nevada. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Courts of the State of Nevada and any state appellate court therefrom within the State of Nevada. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Courts of the State of Nevada and any state appellate court therefrom within the State of Nevada for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transaction may not be enforced in or by any of the above-named courts.

8.2 Assignment; Binding upon Successors and Assigns. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Purchaser may assign its rights and obligations under this Agreement to any Affiliate without obtaining Seller’s consent. Except as otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

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8.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

8.4 Entire Agreement. This Agreement, the exhibits and schedules hereto, the certificates referenced herein, the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. This Agreement (including the documents and the instruments referred to herein and therein) is not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

8.5 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by .pdf or facsimile transmission shall be deemed for all purposes to be due execution and delivery by the signing Persons.

8.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

8.7 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

8.8 Waiver. Each party hereto may, by written notice to the others: (a) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the others, (b) waive any inaccuracies in the representations of the others contained in this Agreement or in any documents delivered pursuant to this Agreement, (c) waive compliance with any of the covenants of the others contained in this Agreement or (d) waive or modify performance of any of the obligations of the others. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

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8.9 Notices. All notices and other communications hereunder will be in writing and will be deemed given (a) upon receipt if delivered personally (or if mailed by registered or certified mail), (b) the day after dispatch if sent by overnight courier, (c) upon dispatch if transmitted by telecopier, email or other means of facsimile transmission (and confirmed by a copy delivered in accordance with clause (a) or (b)), properly addressed to the parties at the following addresses:

If to Purchaser:

Picksy Reno LLC

ATTN: Stacie Jackson

1901 Camino Carlos Rey

North Las Vegas, NV 89031

If to Seller:

MEDIFARM I LLC

ATTN: CEO

2040 Main Street, Suite 225

Irvine, CA 92614

Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

8.10 Construction and Interpretation of Agreement.

(a) The parties hereto and their respective attorneys have negotiated this Agreement, and the language hereof shall not be construed for or against any party by reason of its having drafted such language.

(b) The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

(c) As used in this Agreement, any reference to any state of facts, event, change or effect being “material” with respect to any entity means a state of facts that is material to the current condition (financial or otherwise), properties, assets, liabilities, business or operations of such entity.

(d) Unless the context clearly indicates otherwise, (a) each definition in this Agreement includes the singular and the plural; (b) each reference in this Agreement to any gender includes the masculine, feminine and neuter where appropriate; (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement; and (e) each reference in this Agreement to a particular Article, Section, Exhibit or Schedule means an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless another agreement is specified.

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(e) Capitalized terms shall have the meanings ascribed to them in this Agreement.

8.11 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party hereto is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party hereto. No party hereto shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party hereto shall have any power or authority to bind or commit any other. No party hereto shall hold itself out as having any authority or relationship in contravention of this Section.

8.12 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner, or employee of any party hereto or any other Person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

8.13 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transaction. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transaction, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.13.

8.14 Attorneys’ Fees. Except as otherwise specifically provided herein, in any suit, action or appeal (including arbitration) to enforce this Agreement or any term or provision of this Agreement, or to interpret this Agreement, the prevailing party shall be entitled to recover its costs incurred, including reasonable attorneys’ fees at trial or on appeal.

8.15 Fees and Expenses. Except as set forth in Section 8.14, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the transaction is consummated.

8.16 Confidentiality and Publicity. Unless otherwise permitted by this Agreement or as required by applicable law, rule or regulation, Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld); provided, however, that Purchaser and Seller have the right to disclose the Transaction to third parties as may be necessary in order to obtain any necessary third party consents or permissions to take any other actions necessary to consummate the Transaction.

8.17 Bulk Transfer Laws. Notwithstanding anything to the contrary herein, Purchaser acknowledges that Seller will not comply with any bulk transfer Laws of any jurisdiction in connection with the transactions contemplated hereunder.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of August 19, 2019.

MEDIFARM I LLC

By:	/s/ Derek Peterson
Name:	Derek Peterson
Its:	Manager

PICKSY RENO LLC

By:	/s/ Stacie Jackson
Name:	Stacie Jackson
Its:	Manager

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